Exhibit 23.a

                              CONSENT OF INDEPENDENT
                                    ACCOUNTANTS


      We consent to the incorporation by reference in the prospectus included in this Registration Statement of Masco Corporation on Form S-3 of our report dated February 18, 1997, on our audits of the consolidated financial statements and financial statement schedules of Masco Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in Masco Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts" in such prospectus.


/s/ Coopers & Lybrand L.L.P.



Detroit, Michigan
September 24, 1997